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                                                                      EXHIBIT 21


           SUBSIDIARIES OF CHARTERED SEMICONDUCTOR MANUFACTURING LTD

1.   Chartered Semiconductor Manufacturing Inc.
     Jurisdiction of Incorporation: Delaware, United States

2.   Chartered Silicon Partners Pte Ltd
     Jurisdiction of Incorporation: Singapore